SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  August 16, 1996

                         FREEPORT-McMoRan COPPER & GOLD INC.

                 Delaware               1-9916            74-2480931
            (State or other          (Commission        (IRS Employer
            jurisdiction of          File Number)      Identification
            incorporation or                               Number)
             organization)

                                 1615 Poydras Street

                            New Orleans, Louisiana  70112

      Registrant's telephone number, including area code:  (504) 582-4000



          Item 5.   Other Events.
                    -------------
          The following news release was issued by Freeport-McMoRan Copper & Gold Inc. on August 16, 1996:


          FREEPORT-McMoRan COPPER & GOLD REALIZES TOTAL AGGREGATE PROCEEDS
                 OF $97.2 MILLION FROM SALE OF PUT OPTION CONTRACTS

               NEW ORLEANS, LA., August 16, 1996 -- Freeport-McMoRan Copper

          & Gold Inc. (FCX) announced today that it has now completed the previously announced sales of its put option contracts which previously provided a floor price of $0.90 per pound for

          approximately 1.2 billion pounds of copper, representing

          essentially all of its copper sales through the second quarter of

          1997.  On July 23, 1996, FCX announced that it had sold

          approximately 57 percent of its put option contracts for

          approximately $56.3 million and today announced that the

          remaining 43 percent of its put option contracts have been sold for an additional approximate $40.9 million bringing total aggregate proceeds from these sales to $97.2 million cash. As a result, FCX will report future copper revenues through June 30,

          1997 at a higher price than realized under its copper concentrate sales contracts, but FCX will no longer have a floor price on any of its copper sales.  FCX will recognize additional revenues in the following amounts:  $30 million in the third quarter of 1996,

          $21.1 million in the fourth quarter of 1996, $23 million in the first quarter of 1997 and $23.1 million in the second quarter of

          1997.

               FCX is engaged in the exploration, mining and milling of

          copper, gold and silver in Irian Jaya, Indonesia, and the

          smelting and refining of copper concentrates in Spain.




                                      SIGNATURE
                                      ---------

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        FREEPORT-McMoRan COPPER & GOLD INC.

                                        By:      /s/ Michael A. Weaver
                                             ------------------------------
                                                   Michael A. Weaver
                                             Controller - Financial Reporting
                                                (authorized signatory and
                                               Principal Accounting Officer)


          Date:  August 26, 1996